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                                                                    EXHIBIT 4.11

                       PREFERRED STOCK SERIES DESIGNATION

                    PACKAGED ICE, INC., A TEXAS CORPORATION

                           CERTIFICATE OF RESOLUTION

                         PROVIDING FOR THE ISSUANCE OF
                   13% EXCHANGEABLE PREFERRED STOCK SERIES B
                        PURSUANT TO ARTICLE 2.13 OF THE
                         TEXAS BUSINESS CORPORATION ACT

                              *     *     *     *


         PACKAGED ICE, INC., a Texas corporation (the "CORPORATION"), certifies that pursuant to the authority contained in Article Four of its Articles of Incorporation, and in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act, its Board of Directors adopted at a special meeting on April 28, 1998, the following resolutions creating and providing for the issuance of a series of shares of Preferred Stock as hereinafter described, and further providing for the voting powers, designations, preferences, and relative, participating, optional or other rights thereof, and the qualifications, limitations or restrictions thereof, in addition to those set forth in said Articles of Incorporation, all in accordance with the provisions of Article 2.13 of the Texas Business Corporation Act (the "ACT"):

         BE IT RESOLVED, that pursuant to the authority vested in the Board of Directors of the Corporation under Article Four of the Articles of Incorporation, which creates and authorizes 5,000,000 shares of preferred stock of the par value of $.01 per share, hereinafter called the "PREFERRED STOCK," of which (i) 450,000 shares have been designated as the Series A Convertible Preferred Stock (the "SERIES A PREFERRED STOCK"), (ii) 200,000 shares have been designated as the Series B Convertible Preferred Stock (the "SERIES B PREFERRED STOCK"), (iii) 100 shares have been designated as the Series C Preferred Stock (the "SERIES C PREFERRED STOCK"), (iv) 500,000 shares have been designated as the 10% Exchangeable Preferred Stock (the "10% PREFERRED STOCK"), and (v) 800,000 shares have been designated as the 13% Exchangeable Preferred Stock Series A (the "13% SERIES A PREFERRED STOCK"), the Board of Directors hereby provides for the issuance of a series of 800,000 shares of Preferred Stock of the par value of $.01 per share, as follows:

         1.      Designation.  There is hereby created a series of Preferred
Stock of
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the Corporation to be designated "13% Exchangeable Preferred Stock Series B"
with a liquidation preference of $100.00 per share (hereinafter referred to as the "13% PREFERRED STOCK") to be issued in exchange for the 13% Series A Preferred Stock upon the occurrence of an Exchange Offer pursuant to the Exchange Offer Registration Rights Agreement and such additional shares of 13% Preferred Stock that may be issued in lieu of cash dividends thereon (and in lieu of cash dividends on such shares that may be so issued in lieu of cash dividends) if the Corporation elects to pay dividends in additional shares pursuant to this Certificate, and to the extent that the designations, preferences, limitations and relative rights of the 13% Preferred Stock are not stated in the Articles of Incorporation of the Corporation, they are hereby fixed and herein stated, as set forth below.

         2.      Dividends.

                 (i) Beginning on the Issue Date (this and certain other initially capitalized terms used herein have the meanings specified in Section 10 hereof), the Holders of the outstanding shares of 13% Preferred Stock, shall be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends on each share of 13% Preferred Stock, at a rate per annum equal to 13% of the liquidation preference of one share of 13% Preferred Stock, or $13.00 per whole share per annum (the "PERMANENT DIVIDEND RATE"); provided, however, from the Issue Date until the first anniversary of the Issue Date, dividends on each share of 13% Preferred Stock shall accrue and be paid at a rate per annum equal to the Permanent Dividend Rate less 1.5 percent, and from the first anniversary of the Issue Date until the second anniversary of the Issue Date, dividends on each share of 13% Preferred Stock shall accrue and be paid at a rate per annum equal to the Permanent Dividend Rate less .75 percent. After the second anniversary of the Issue Date, dividends on each share of 13% Preferred Stock shall accrue and be paid at the Permanent Dividend Rate. All dividends shall be fully cumulative and shall accrue, whether or not earned or declared, on a daily basis from the Issue Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing on August 1, 1998. Any dividend on the 13% Preferred Stock accrued and payable as provided in this Section 2 (including, without limitation, Default Dividends (as defined below)) shall be paid either, as so elected by the Board of Directors of the Corporation, (x) in cash or (y) by issuing a number of additional shares (and/or fractional shares) of the 13% Preferred Stock (the "ADDITIONAL SHARES OF 13% PREFERRED STOCK") for each such share (or fractional share) of 13% Preferred Stock then outstanding equal to the dividend then payable on each such share (or fractional share) of 13% Preferred Stock for the Dividend Period then ended (or such shorter period for which dividends are so being paid) (expressed as a dollar amount) divided by the liquidation preference of one share of 13% Preferred Stock (expressed as a dollar amount) or (z) in any combination thereof; provided, however, that on





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each Dividend Payment Date which occurs after May 1, 2003, such dividend amount shall be paid in cash, except to the extent prohibited by the Indenture or the New Credit Facility, each as existing as of the Issue Date.

                 (ii) The Permanent Dividend Rate may be increased from time to time as hereinafter provided. Upon:

                 (a) the failure of the Corporation to satisfy any mandatory redemption, Change of Control redemption or repurchase obligation with respect to the 13% Preferred Stock on the terms and in accordance with the provisions described below in Section 5 hereof;

                 (b) the failure to pay a cash dividend on a Dividend Payment Date which occurs after May 1, 2003;

                 (c) the failure of the Corporation to comply with any of the other covenants or agreements set forth in this Certificate of Designation and the continuance of such failure for 30 consecutive days or more; or

                 (d) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Corporation or any of its Subsidiaries (or the payment of which is guaranteed by the Corporation or any of its Subsidiaries) whether such indebtedness or guarantee now exists, or is hereafter created, which default (1) is caused by a failure to pay principal of or premium, if any, or interest on such indebtedness prior to the expiration of the grace period provided in such indebtedness on the date of such default (a "PAYMENT DEFAULT") or (2) results in the acceleration of such indebtedness prior to its express maturity and, in each case, the principal amount of any such indebtedness, together with the principal amount of any other such indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $1,000,000 or more (each of the events described in clauses
         (a), (b), (c) and (d) being referred to herein as an "INCREASED DIVIDEND TRIGGERING EVENT");

then the Permanent Dividend Rate will increase by 2% per annum from the date of such Increased Dividend Triggering Event until such Increased Dividend Triggering Event is cured.

                 (iii) If at any time dividends are not declared and paid on any Dividend Payment Date, whether in cash or Additional Shares of 13% Preferred Stock or any combination thereof (the "OMITTED DIVIDENDS"), the shares of 13%





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Preferred Stock in respect of which such Omitted Dividends were not paid shall accrue additional dividends as though such Omitted Dividends had been paid in Additional Shares of 13% Preferred Stock at a rate per annum equal to the Permanent Dividend Rate multiplied by the amount of such Omitted Dividends (expressed as a dollar amount) (the "DEFAULT DIVIDENDS"). Such Default Dividends shall be fully cumulative and shall accrue (whether or not earned or declared) on a daily basis and shall be deemed to constitute accrued and unpaid dividends for all purposes hereof even if such additional dividends are not specifically mentioned in any particular context. For purposes of this Section 2, all Default Dividends shall be considered to be in arrears at all times.

                 (iv) Each distribution in the form of a dividend (whether in cash or in Additional Shares of 13% Preferred Stock) shall be payable to Holders of record as they appear on the stock books of the Corporation on such record dates, not less than 10 nor more than 60 days preceding the related Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends shall cease to accumulate in respect of shares of the 13% Preferred Stock on the Exchange Date or on the date of their earlier redemption unless the Corporation shall have failed to issue the appropriate aggregate principal amount of Exchange Notes in respect of the 13% Preferred Stock on the Exchange Date or shall have failed to pay the relevant redemption price on the date fixed for redemption.

                 (v) All dividends paid with respect to shares of the 13% Preferred Stock pursuant to Section 2(i) shall be paid pro rata to the Holders entitled thereto.

                 (vi) Dividends on account of arrears for any past Dividend Period and dividends in connection with any optional redemption pursuant to
Section 5(i) may be declared and paid at any time, without reference to any regular Dividend Payment Date, to Holders of record on such date, not more than 45 days prior to the payment thereof, as may be fixed by the Board of Directors.

                 (vii) No full dividends shall be declared by the Board of Directors or paid or funds set apart for the payment of dividends by the Corporation on any Parity Securities (as defined in Section 4 hereof) for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full, or declared and (in the case of dividends payable in cash) a sum in cash set apart in trust sufficient for such payment, on the 13% Preferred Stock for all dividend periods terminating on or prior to the date of payment of such full dividends on such Parity Securities. If any dividends are not paid in full, as aforesaid, upon the shares of the 13% Preferred Stock and any other Parity Securities, all dividends declared upon shares of the 13% Preferred Stock and any other Parity Securities shall be declared pro rata so that the amount of dividends declared per share on the 13% Preferred





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Stock and such Parity Securities shall in all cases bear to each other the same ratio that accrued dividends per share on the 13% Preferred Stock and such Parity Securities bear to each other.

                 (viii) (1) Holders of shares of the 13% Preferred Stock shall be entitled to receive the dividends provided for in Section 2(i) hereof in preference to and in priority over any dividends upon any of the Junior Securities (as defined in Section 4 hereof).

                          (2)  So long as any shares of 13% Preferred Stock are
outstanding, the Corporation shall not declare, pay or set apart for payment any dividend on any of the Junior Securities or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Junior Securities, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the Corporation or other property (other than dividends on Junior Securities paid solely in additional shares of Junior Securities), and shall not permit any person or entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Securities or any such warrants, rights, calls or options.

                          (3)  So long as any shares of the 13% Preferred Stock
are outstanding, the Corporation shall not make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Parity Securities or any warrants, rights, calls or options exercisable for or convertible into any of the Parity Securities, and shall not permit any person or entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Parity Securities or any such warrants, rights, calls or options unless the dividends determined in accordance herewith on the 13% Preferred Stock have been paid in full.

                          Notwithstanding the foregoing, these provisions do
not prohibit (a) the acquisition of Junior Securities or warrants, rights, calls or options exercisable for or convertible into Junior Securities either
(i) solely in exchange for shares of Junior Securities or (ii) through the application of the net proceeds of a substantially concurrent sale for cash (other than to a person or entity directly or indirectly controlled by the Corporation) of shares of Junior Securities or warrants, rights, calls or options to acquire Junior Securities or (b) the acquisition of Parity Securities or warrants, rights, calls or options exercisable for or convertible into Parity Securities either (i) solely in exchange for shares of Junior Securities or Parity Securities or a combination thereof or (ii) through the application of the net proceeds





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of a substantially concurrent sale for cash (other than to a person or entity directly or indirectly controlled by the Corporation) of shares of Junior Securities or Parity Securities or warrants, rights, calls or options to acquire Junior Securities or Parity Securities (or any combination thereof).

                 (ix) Dividends payable on shares of the 13% Preferred Stock for any period less than a year shall be computed on the basis of a 360-day year of twelve 30-day months and the actual number of days elapsed in the period for which payable. If any Dividend Payment Date occurs on a day that is not a Business Day, any accrued dividends otherwise payable on such Dividend Payment Date shall be paid on the next succeeding Business Day.

         3.      Liquidation Preference.

                 (i) Upon any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of the Corporation, the Holders of shares of 13% Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, $100.00 per share of 13% Preferred Stock, plus an amount in cash equal to all accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up (including an amount equal to a prorated dividend for the period from the last Dividend Payment Date to the date fixed for liquidation, dissolution or winding-up), before any payment shall be made or any assets distributed to the holders of any of the Junior Securities, including, without limitation, common stock of the Corporation. Except as provided in the preceding sentence, Holders of shares of 13% Preferred Stock shall not be entitled to any distribution in the event of liquidation, dissolution or winding-up of the affairs of the Corporation. If the assets of the Corporation are not sufficient to pay in full the liquidation preference payable to the Holders of outstanding shares of the 13% Preferred Stock and all Parity Securities, then the holders of all such shares shall share equally and ratably in such distribution of assets of the Corporation in accordance with the amounts which would be payable on such distribution if the amount to which the Holders of outstanding shares of 13% Preferred Stock and the holders of outstanding shares of all Parity Securities are entitled were paid in full.

                 (ii) After payment of the full amount of the liquidation preferences and all accumulated and unpaid dividends to which they are entitled, the holders of shares of the 13% Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation upon any such liquidation, dissolution or winding-up.

                 (iii) At any time, in the event of the merger or consolidation of the





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Corporation into or with another corporation or the merger or consolidation of any other corporation into or with the Corporation or a plan of exchange between the Corporation and any other corporation (in which consolidation or merger or plan of exchange any shareholders of the Corporation receive cash or securities or other property), or the sale, transfer or other disposition of all or substantially all of the assets of the Corporation, then, subject to the provisions of this section, such transaction shall be deemed, solely for purposes of determining the amounts to be received by the holders of the 13% Preferred Stock in such merger, consolidation, plan of exchange, sale, transfer or other disposition, and for purposes of determining the priority of receipt of such amounts as between the holders of the 13% Preferred Stock, the holders of the Senior Securities and the holders of the Junior Securities, to be a liquidation or dissolution of the Corporation if the holders of a majority of the outstanding shares of 13% Preferred Stock so elect by giving written notice thereof to the Corporation at least two (2) days before the effective date of such transaction. The Corporation shall give each holder of record of 13% Preferred Stock written notice of such impending transaction not later than fourteen (14) days prior to the shareholders' meeting of the Corporation called to approve such transaction, or fourteen (14) days prior to the closing of such transaction, whichever is earlier, and shall also notify such Holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the transaction and of this section (including, without limiting the generality of the foregoing, a description of the value of the consideration, if any, being offered to the holders of the 13% Preferred Stock in the transaction and the amount to which such holders would be entitled if such transaction were (as described above) to be deemed to be a liquidation or dissolution of the Corporation), and the Corporation shall thereafter give such holders prompt notice of any material changes to such terms and conditions. The transaction shall in no event take place sooner than fourteen (14) days after the mailing by the Corporation of the first notice provided for herein or sooner than ten (10) days after the mailing by the Corporation of any notice of material changes provided for herein; provided, however, that such periods may be reduced upon the written consent of the holders of a majority of outstanding shares of 13% Preferred Stock.

         4. Rank. The 13% Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank senior to (i) all classes of common stock of the Corporation and (ii) each other class of capital stock or series of Preferred Stock of the Corporation now existing or hereafter created by the Board of Directors (collectively referred to as "JUNIOR SECURITIES") unless otherwise expressly agreed to by a majority of the Holders in accordance with Sections 7(iii)(1) or (2) hereof. The 13% Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank on a parity with any class of





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capital stock or series of Preferred Stock now existing or hereafter created by the Board of Directors, the terms of which expressly provide that such class or series shall rank on a parity with the 13% Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as "PARITY SECURITIES"); provided that any such Parity Securities that were not approved by the Holders in accordance with paragraph Section 7(iii)(1) hereof shall be deemed to be Junior Securities and not Parity Securities. The 13% Preferred Stock shall, with respect to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation, rank junior to each class of capital stock or series of Preferred Stock hereafter created which has been approved by the Holders of the 13% Preferred Stock in accordance with Section 7(iii)(2) hereof and which expressly provides that it ranks senior to the 13% Preferred Stock as to dividend distributions or distributions upon the liquidation, winding-up or dissolution of the Corporation (collectively referred to as "SENIOR SECURITIES"). The 13% Preferred Stock will rank senior to the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the 10% Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up or dissolution of the Corporation and the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock and the 10% Preferred Stock shall be deemed to be Junior Securities. The 13% Preferred Stock will rank on a parity with the 13% Series A Preferred Stock, and the 13% Series A Preferred Stock shall be deemed to be Parity Securities.

         5.      Redemption.

                 (i) Optional Redemption. The Corporation may (subject to contractual and other restrictions with respect thereto and to applicable provisions of the Act and to the legal availability of funds therefor), at the option of the Board of Directors, redeem at any time after the fourth anniversary of the Issue Date or from time to time thereafter, in whole or in part, in the manner provided in Section 5(vi) hereof, any or all of the shares of the 13% Preferred Stock, at the applicable Optional Redemption Cash Price plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "OPTIONAL REDEMPTION PRICE"), provided that no optional redemption pursuant to this Section 5(i) shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice (as defined in Section 5(vi) hereof), are declared and paid in cash or declared and a sum set apart sufficient for such cash





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payment on the Redemption Date, on the outstanding shares of the 13% Preferred
Stock. The "OPTIONAL REDEMPTION CASH PRICE" shall be (a) if the redemption occurs prior to the fifth anniversary of the Issue Date, $106.50 per share, and
(b) if the redemption occurs on or after the fifth anniversary of the Issue Date, $100.00 per share.

                 (ii) Optional IPO Redemption. The Corporation may (subject to contractual and other restrictions with respect thereto and to applicable provisions of the Act and to the legal availability of funds therefor), at the option of the Board of Directors, redeem at any time prior to the third anniversary of the Issue Date using the proceeds of an Initial Public Offering (an "IPO REDEMPTION"), in whole or in part, in the manner provided in Section 5(vi) hereof, any or all of the shares of the 13% Preferred Stock, at the applicable IPO Redemption Cash Price plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "IPO REDEMPTION PRICE"), provided that no IPO Redemption shall be authorized or made unless prior thereto full unpaid cumulative dividends for all Dividend Periods terminating on or prior to the Redemption Date and for an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date shall have been or immediately prior to the Redemption Notice, are declared and paid in cash or declared and a sum set apart sufficient for such cash payment on the Redemption Date, on the outstanding shares of the 13% Preferred Stock. The "IPO REDEMPTION CASH PRICE" shall be $113.00 per share of 13% Preferred Stock; provided, however, that if (a) the per share purchase price for shares of Common Stock purchased in the Initial Public Offering is greater than the IPO Base Price (as defined below) or (b) prior to the IPO Redemption the last reported sales price for the Common Stock on its primary exchange or trading market is equal to or greater than the IPO Base Price for a period of at least five (5) consecutive days, then the IPO Redemption Cash Price shall be (x) if the redemption occurs prior to the first anniversary of the Issue Date, $109.00 per share, and (y) if the redemption occurs on or after the first anniversary of the Issue Date and prior to the second anniversary of the Issue Date, $111.00 per share.

                 (iii) Redemption of Less than All Shares. In the event of a redemption pursuant to Section 5(i) or 5(ii) hereof of only a portion of the then outstanding shares of the 13% Preferred Stock, the Corporation shall effect such redemption pro rata according to the number of shares held by each Holder of the 13% Preferred Stock.

                 (iv)   Change of Control Redemption. If at any time there shall





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occur any Change of Control, then the Corporation shall offer to repurchase all of the 13% Preferred Stock, on the date that is 45 days after the date of the Change of Control, and the redemption price per share shall be $101 per share of 13% Preferred Stock so redeemed, plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "CHANGE OF CONTROL REDEMPTION PRICE"). The failure by the Corporation to repurchase all of the 13% Preferred Stock as provided immediately above shall constitute an Increased Dividend Triggering Event under Section 2(ii), notwithstanding the next sentence of this Section 5(iv). The Corporation shall not repurchase or redeem any shares of 13% Preferred Stock pursuant to this
Section 5(iv) unless (1) all obligations of the Corporation under the Indenture or New Credit Facility with respect to a change of control have been satisfied prior to such repurchase or redemption and (2) such repurchase or redemption does not violate any covenant of the Indenture or New Credit Facility.

                 (v) Mandatory Redemption. Subject to applicable provisions of the Act, on May 1, 2005, the Corporation shall redeem, in a manner provided in Section 5(vi) hereof, all of the shares of the 13% Preferred Stock then outstanding at a cash redemption price of $100.00 per share plus an amount equal to all accumulated and unpaid dividends thereon, whether or not earned or declared (including an amount in cash equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Redemption Date to the Redemption Date) (the "MANDATORY REDEMPTION PRICE").

                 (vi) Procedures for Redemption. (1) At least 20 days and not more than 60 days prior to the date fixed for any redemption of the 13% Preferred Stock, written notice (the "REDEMPTION NOTICE") shall be given by first- class mail, postage prepaid, to each Holder of record on the record date fixed for such redemption of the 13% Preferred Stock at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of 13% Preferred Stock to be redeemed except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective and except that any failure to give such notice or any deficiency therein shall have no effect on the Corporation's obligation to effect a mandatory redemption pursuant to Section 5(iv) or Section 5(v) hereof. The Redemption Notice shall state:

                 (A) whether the redemption is pursuant to Section 5(i), 5(ii), 5(iv) or 5(v) hereof;





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                 (B)      the Optional Redemption Price, the IPO Redemption
                          Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be;

                 (C) whether all or less than all (in the case of a redemption pursuant to Section 5(i) or 5(ii)) the outstanding shares of the 13% Preferred Stock are to be redeemed and the total number of shares of the 13% Preferred Stock being redeemed;

                 (D) in the case of a redemption pursuant to Section 5(i) or 5(ii), the number of shares of 13% Preferred Stock held, as of the appropriate record date, by the Holder that the Corporation intends to redeem;

                 (E)      the Redemption Date;

                 (F) the place or places where certificates representing the shares of 13% Preferred Stock are to be surrendered for redemption and the manner in which such certificates are to be surrendered;

                 (G) that the Holder is to surrender to the Corporation, at the place or places referred to in clause (F) above, in the manner designated and at the Optional Redemption Price, the IPO Redemption Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be, the certificate or certificates representing the shares of 13% Preferred Stock; and

                 (H) that dividends on the shares of the 13% Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the Optional Redemption Price, the IPO Redemption Price, the Change of Control Redemption Price or the Mandatory Redemption Price, as the case may be.

                          (2)  Each Holder of 13% Preferred Stock shall
surrender the certificate or certificates representing such shares of 13% Preferred Stock to the Corporation, duly endorsed, in the manner and at the place designated in the Redemption Notice, and on the Redemption Date the full Optional Redemption Price, IPO Redemption Price, Change of Control Redemption Price or Mandatory Redemption Price, as the case may be, for such shares shall be payable in cash to the





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Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. In the event that less than all of the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares.

                          (3)  Unless the Corporation defaults in the payment
in full of the applicable redemption price, dividends on the 13% Preferred Stock called for redemption shall cease to accumulate on the Redemption Date, and the Holders of such shares to be redeemed shall cease to have any further rights with respect thereto on the Redemption Date, other than the right to receive the Optional Redemption Price, IPO Redemption Price, Change of Control Redemption Price or the Mandatory Redemption Price, as case may be, without interest.

         6.      Exchange for Debt Securities.

                 (i) Requirements. (1) The Corporation may at its option redeem all, but not less than all, of the then outstanding shares of 13% Preferred Stock through the issuance of, in redemption of and in exchange for the shares of 13% Preferred Stock, Exchange Notes in an aggregate principal amount equal to the sum of $100.00 per share of 13% Preferred Stock to be redeemed plus the amount of accrued and unpaid dividends thereon whether or not earned or declared (including an amount equal to a prorated dividend for the period from the Dividend Payment Date immediately prior to the Exchange Date to the Exchange Date), provided that on the date of such exchange: (a) there shall be no contractual or legal impediments to such exchange; (b) there shall be legally available funds sufficient therefor; (c) the Corporation shall have delivered to the Holders a written opinion of counsel of national prominence that the Exchange Notes have been duly authorized, executed and delivered by the Corporation, have been validly issued, have not been issued in violation of any law, rule, regulation or agreement and constitute valid and legally binding obligations of the Corporation enforceable (subject to customary exceptions) against the Corporation in accordance with their terms and entitled to the benefits of the Exchange Notes Indenture; (d) the Corporation shall have executed and delivered to the Holders an Exchange Notes Indenture in form and substance satisfactory to the holders of a majority of the outstanding shares of 13% Preferred Stock and such Exchange Notes Indenture shall comply with the definition thereof in Section 10; and (e) immediately after giving effect to such exchange, no Default or Event of Default (each as defined in the Exchange Notes Indenture) would exist under the Exchange Notes Indenture.

                 (ii) Procedures for Exchange. (1) At least 20 days and not more than 60 days prior to the date fixed for exchange (the "EXCHANGE DATE"), written notice (the "EXCHANGE NOTICE") shall be given by first-class mail postage prepaid, to each





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
Holder of record on the date fixed for such exchange at such Holder's address as the same appears on the stock register of the Corporation, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the exchange of any shares of 13% Preferred Stock to be exchanged except as to the Holder or Holders to whom the Corporation has failed to give said notice or except as to the Holder or Holders whose notice was defective. The Exchange Notice shall state:

                 (A) that the Corporation is exercising its option to exchange the 13% Preferred Stock for Exchange Notes pursuant to this Certificate of Resolution;

                 (B) the Exchange Date, which date shall not be less than 20 days nor more than 60 days following the date on which the Exchange Notice is mailed (except as provided in the last sentence of this paragraph);

                 (C) the place or places where certificates representing the shares of 13% Preferred Stock are to be surrendered for exchange and the manner in which such certificates are to be surrendered;

                 (D) that the Holder is to surrender to the Corporation, at the place or places referred to in clause (C) above, in the manner designated, the certificate or certificates representing the shares of 13% Preferred Stock;

                 (E) that dividends on the shares of 13% Preferred Stock to be exchanged shall cease to accrue on the Exchange Date whether or not certificates for shares of 13% Preferred Stock are surrendered for exchange on the Exchange Date unless the Corporation shall default in the delivery of Exchange Notes; and

                 (F) that interest on the Exchange Notes shall accrue from the Exchange Date whether or not certificates for shares of 13% Preferred Stock are surrendered for exchange on the Exchange Date.

On the Exchange Date, if the conditions set forth in clauses (a) through (e) in
Section 6(i) are satisfied, the Corporation shall issue Exchange Notes in exchange for the 13% Preferred Stock as provided in the next paragraph.

                           (2)  Upon any exchange pursuant to Section 6,
Exchange Notes shall be issued in exchange for 13% Preferred Stock, in registered form without coupons. Exchange Notes will be issued in principal amounts of $100 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each Holder of 13% Preferred Stock will receive certificates representing the entire amount of Exchange Notes to which his shares of 13% Preferred Stock entitles him, provided that the Corporation may, at its option, pay cash in lieu of issuing Exchange Notes in a principal amount of less than $100.

                 (iii) (1) On or before the date fixed for exchange, each Holder of 13% Preferred Stock shall surrender the certificate or certificates representing such shares of 13% Preferred Stock, in the manner and at the place designated in the Exchange Notice. The Corporation shall cause the Exchange Notes to be executed on or prior to the Exchange Date and, upon surrender in accordance with the Exchange Notice of the certificates for any shares of 13% Preferred Stock so exchanged (properly endorsed or assigned for transfer, if the notice shall so state), such shares shall be redeemed by the Corporation in exchange for Exchange Notes. The Corporation shall pay interest on the Exchange Notes at the rate and on the date or dates specified therein from the Exchange Date.

                          (2)  If notice has been mailed as aforesaid, and if
before the Exchange Date (a) the Exchange Notes Indenture shall have been duly executed and delivered by the Corporation and (b) all Exchange Notes necessary for such exchange shall have been duly executed and delivered by the Corporation, then on the Exchange Date, dividends shall cease to accrue on the outstanding shares of 13% Preferred Stock and all of the rights of the Holders of shares of the 13% Preferred Stock as stockholders of the Corporation shall cease (except the right to receive Exchange Notes), and the Person or Persons entitled to receive the Exchange Notes issuable upon exchange shall be treated for all purposes as the registered holder or holders of such Exchange Notes as of the Exchange Date.

         7.      Voting Rights.

                 (i) The Holders of shares of the 13% Preferred Stock, except as otherwise required by applicable law or as set forth in this Section 7, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Corporation.

                 (ii) (1) Upon the accumulation of accrued and unpaid cash dividends on the outstanding 13% Preferred Stock in an amount equal to four full quarterly dividends (whether or not consecutive) after May 1, 2003, then the number of members of the Corporation's Board of Directors will be immediately and automatically increased by one unless there is a vacancy on the Corporation's Board of Directors, and the holders of a majority of the outstanding shares of 13% Preferred Stock, voting or consenting, as the case may be, as a separate class, will be entitled to elect one member to the Board of Directors of the Company.

                 (2) Upon each accumulation of accrued and unpaid cash dividends in an amount equal to two full quarterly dividends (whether or not consecutive) that occurs after the accumulation of accrued and unpaid cash dividends contemplated in subparagraph (ii)(1) hereof, the holders of a majority of the outstanding shares of 13% Preferred Stock, voting or consenting, as the case may be, as a separate class, will be entitled to elect an additional member to the Board of Directors, and the number of members of the Board of Directors will be immediately and automatically increased as appropriate.

                 (3) Whenever a voting right shall have vested under subparagraph (ii)(1) or (2) hereof, such right may be exercised initially either at a special meeting of the Holders of 13% Preferred Stock, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors or by written consent of the Holders of 13% Preferred Stock, and thereafter at such annual meetings or by the written consent of the Holders of 13% Preferred Stock. Such right of the Holders of 13% Preferred Stock to elect a director or directors may be exercised until all cash dividends in arrears shall have been paid in full, at which time the right of the Holders of 13% Preferred Stock to elect such director or directors shall cease, the term of such director or directors previously elected shall thereupon terminate, and the authorized number of directors of the Corporation shall thereupon return to the number of authorized directors otherwise in effect, but subject always to the same provisions for the renewal and divestment of such special voting rights in the case of any such future dividend arrearage or defaults or any such failure to make redemption payments.

                 (4) At any time when such voting right shall have vested in the Holders of 13% Preferred Stock and if such right shall not already have been initially exercised, a proper officer of the Corporation shall, upon the written request of Holders of record of 50% or more of the 13% Preferred Stock then outstanding, addressed to the Secretary of the Corporation, call a special or annual meeting of the stockholders. If such meeting shall not be called by the proper officers of the Corporation within 30 days after the personal service of such written request upon the Secretary of the Corporation, or within 30 days after mailing the same within the United States, by registered mail, addressed to the Secretary of the Corporation at its principal office, then the Holders of record of 50% or more of the 13% Preferred Stock then outstanding may designate in writing a Holder of 13% Preferred Stock to call such meeting at the expense of the Corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the place for holding annual meetings of the Corporation or, if none, at a place designated by such Holder. Any Holder of 13% Preferred Stock that would be entitled to vote at such meeting shall have access to the stock books of the Corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this Section. Notwithstanding the provisions of this paragraph, however, no such special meeting shall be called if any such request is received less than 90 days before the date fixed for the next ensuing annual or special meeting of stockholders. Any action required to be taken at a meeting of Holders may be taken without a meeting, with 15 days prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of a majority of the outstanding shares of 13% Preferred Stock.

                 (5) If any director so elected by the Holders of 13% Preferred Stock shall cease to serve as a director before his term shall expire, the Holders of 13% Preferred Stock then outstanding may, at a special meeting of the Holders called as provided above, elect a successor to hold office for the unexpired term of the director whose place shall be vacant.

                 (iii) (1) So long as any shares of the 13% Preferred Stock are outstanding, the Corporation shall not authorize, create, issue or sell any Parity Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of 13% Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at a meeting, except that after May 1, 2002, without the approval of Holders of the 13% Preferred Stock, the Corporation may authorize or issue shares of Parity Securities in exchange for, or the proceeds of which are used to redeem all (but not less than all), shares of 13% Preferred Stock then outstanding pursuant to Section 5(i).

                 (2) So long as any shares of the 13% Preferred Stock are outstanding, the Corporation shall not authorize, create, issue or sell any Senior Securities without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of 13% Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at a meeting.

                 (3) So long as any shares of the 13% Preferred Stock are outstanding, the Corporation shall not amend this Certificate of Resolution so as to affect adversely the specified rights, preferences, privileges or voting rights of Holders of shares of 13% Preferred Stock or to authorize the issuance of any additional shares of

13% Preferred Stock without the affirmative vote or consent of Holders of at least a majority of the outstanding shares of 13% Preferred Stock, voting or consenting, as the case may be, separately as one class, given in person or by proxy, either in writing or by resolution adopted at a meeting.
Notwithstanding the foregoing, any amendment to this Agreement that (a) creates any additional affirmative obligations to be complied with by any or all of the holders of 13% Preferred Stock, (ii) grants to any one or more holders of 13% Preferred Stock any rights more favorable than any rights granted to all other similarly situated holders of 13% Preferred Stock, or (iii) otherwise treats any one or more holders of 13% Preferred Stock differently than all other similarly situated holders of 13% Preferred Stock must be approved by each Investor so as to be effective against such Investor.

                 (iv) In any case in which the Holders of shares of the 13% Preferred Stock shall be entitled to vote pursuant to this Section 7 or pursuant to applicable law, each Holder of shares of the 13% Preferred Stock shall be entitled to one vote for each share of 13% Preferred Stock held.

         8. Reissuance of 13% Preferred Stock. Shares of 13% Preferred Stock that have been issued and reacquired by the Corporation or any of its subsidiaries in any manner, including shares purchased or redeemed or exchanged, shall be canceled and shall not be reissued.

         9. Business Day. If any payment, redemption or exchange shall be required by the terms hereof to be made on a day that is not a Business Day, such payment, redemption or exchange shall be made on the immediately succeeding Business Day.

         10. Definitions. As used in this Certificate of Resolution, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

                 "AFFILIATE" means with respect to any person, any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, control when used with respect to any person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "affiliated," "controlling" and "controlled" have meanings correlative to the foregoing.

                 "BUSINESS DAY" means any day other than a Legal Holiday.

                 "CHANGE OF CONTROL" has the meaning set forth Section 1.01 of the Indenture.

                 "DIVIDEND PAYMENT DATE" means February 1, May 1, August 1 and November 1 of each year.

                 "DIVIDEND PERIOD" means the Initial Dividend Period and, thereafter, each Quarterly Dividend Period.

                 "EXCHANGE DATE" means a date on which shares of 13% Preferred Stock are exchanged by the Corporation for Exchange Notes.

                 "EXCHANGE NOTES" means subordinated notes of the Corporation having an interest rate of 13% per annum, payable quarterly on February 1, May 1, August 1 and November 1 of each year, a maturity date of May 1, 2005, and having the benefit of, and subject to the terms and conditions of, the Exchange Notes Indenture.

                 "EXCHANGE NOTES INDENTURE" means the indenture in the form attached as Exhibit A to the Exchange Offer Registration Rights Agreement.

                 "EXCHANGE OFFER" shall have the meaning set forth in the Exchange Offer Registration Rights Agreement.

                 "EXCHANGE OFFER REGISTRATION RIGHTS AGREEMENT" means that certain agreement dated April 30, 1998, between the Corporation and certain investors pursuant to which said investors shall have the right to exchange shares of 13% Series A Preferred Stock for a like number of 13% Preferred Stock.

                 "HOLDER" means a holder of shares of 13% Preferred Stock.

                 "INDENTURE" means the Indenture, dated January 22, 1998, relating to $270,000,000 of 9"% Senior Notes due 2005 of the Corporation, as amended and restated as of April 30, 1998.

                 "INITIAL DIVIDEND PERIOD" means the dividend period commencing on the Issue Date and ending on the day before the first Dividend Payment Date to occur thereafter.

                 "INITIAL PUBLIC OFFERING" means a bona fide firm commitment underwritten initial public offering of shares of the Company's Common Stock made through a nationally recognized underwriting firm pursuant to an effective registration statement under the Securities Act, which results in gross proceeds to the

Company of not less than $20,000,000.

                 "IPO BASE PRICE" initially means $20.00; provided, however, that if at any time or from time to time the Company shall (1) entitle the holders of its Common Stock to receive a dividend payable in, or other distribution of, Common Stock, (2) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock or (3) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, the IPO Base Price shall be adjusted by multiplying such IPO Base Price in effect immediately prior to such event by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such event.

                 "ISSUE DATE" means as to shares issued pursuant to the Exchange Offer, the date on which the 13% Series A Preferred Stock were originally issued by the Corporation, and as to shares issued after the Exchange Offer, the date on which such shares are originally issued by the Corporation under this Certificate of Resolution.

                 "LEGAL HOLIDAY" means a Saturday, a Sunday or a day on which banking institutions in the City of New York or at a place of payment are authorized by law, regulation or executive order to remain closed. If a payment date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is not a Legal Holiday, and no interest shall accrue for the intervening period.

                 "NEW CREDIT FACILITY" means the senior secured credit facility among the Corporation, its subsidiaries and Antares Leveraged Capital Corp., as agent and lender, and the other lenders from time to time parties thereto.

                 "PERSON" means any individual, corporation, partnership, limited liability company, joint venture, association, joint stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

                 "PERMITTED TRANSFEREE" means with respect to any person, (i) any Affiliate of such person, (ii) the heirs, executors, administrators, testamentary trustees, legatees or beneficiaries of any such person, (iii) a trust, the beneficiaries of which, or a corporation or partnership, the stockholders or general or limited partners of which, include only such person or his or her spouse or lineal descendants, in each case to whom such person has transferred the beneficial ownership of any securities of the Corporation,
(iv) any investment account whose investment managers and investment advisors consist solely of such person and/or Permitted Transferees of such person and (v) any investment fund or investment entity that is a subsidiary of such person or a Permitted Transferee of such person.

                 "QUARTERLY DIVIDEND PERIOD" shall mean the three-month period commencing on each February 1, May 1, August 1 and November 1 and ending on the day before the following Dividend Payment Date.

                 "REDEMPTION DATE" with respect to any shares of 13% Preferred Stock, means the date on which such shares of 13% Preferred Stock are to be redeemed by the Corporation.

                 RESOLVED, that, before the Corporation shall issue any shares of the 13% Preferred Stock, a certificate pursuant to Article 2.13 of the Act shall be made, executed, acknowledged, filed and recorded in accordance with the provisions of said Article 2.13; and the proper officers of the Corporation are hereby authorized and directed to do all acts and things which may be necessary or proper in their opinion to carry into effect the purposes and intent of this and the foregoing resolutions.


                            (SIGNATURE PAGE FOLLOWS)





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
IN WITNESS WHEREOF, this Certificate is executed as of April 29, 1998.



                                              PACKAGED ICE, INC.


                                              By: /s/ A.J. LEWIS III
                                                  --------------------------
                                                  A.J. Lewis III,
                                                  President and Secretary





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